Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Opportunities Trust of our report dated November 21, 2019, relating to the financial statements and financial highlights, which appears in Virtus Rampart Equity Trend Fund’s (one of the funds constituting Virtus Opportunities Trust) Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Non-Public Portfolio Holdings Information” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 31, 2020